Exhibit 99.1

bioAffinity Technologies’ Noninvasive CyPath® Lung Test to Be Highlighted at American Cancer Society National Lung Cancer Roundtable

SAN ANTONIO, Texas – December 3, 2025 – bioAffinity Technologies, Inc. (Nasdaq: BIAF; BIAFW), a biotechnology company advancing noninvasive diagnostics for lung cancer and other lung diseases, today announced that Chief Medical Officer Gordon Downie, MD, PhD, will present a poster at the American Cancer Society National Lung Cancer Roundtable (NLCRT) showcasing three cases in which CyPath® Lung, a noninvasive sputum-based flow cytometry test, successfully identified Stage 1A lung cancer in patients with atypical and diagnostically challenging presentations.

“Indeterminate pulmonary nodules pose a significant and growing clinical burden, especially when clinicians are confronted with conflicting or inconclusive diagnostic data,” Dr. Downie said. “Risk calculators, imaging, genetic testing, and biomarker tools can at times point in opposing directions, leaving clinicians and patients uncertain about next steps. This challenge is amplified in patients with unusual risk profiles, discordant imaging and advanced age.”

Dr. Downie’s poster, “CyPath® Lung in Practice: From Uncertainty to Clarity and Confidence,” details three complex cases from his tenure as Director of the Titus Regional Hospital Lung Nodule Clinic and Interventional Pulmonology. CyPath® Lung was used alongside other diagnostic tools, including standard low-dose CT (LDCT), PET imaging, risk calculators, bronchoscopy and blood serum marker tests. In each case, CyPath® Lung provided clarity and actionable results which led to confirmed diagnoses at the earliest and most treatable stage.

“These three cases illustrate scenarios that are increasingly common in real-world lung nodule practice,” Dr. Downie said. “Incorporating CyPath® Lung into the diagnostic pathway can accelerate diagnosis, guide difficult conversations with anxious patients, and prevent unnecessary invasive procedures that carry their own risks.”

The NLCRT is a coalition of 194 medical, public health, advocacy, government, and corporate organizations that work together to fight lung cancer by working collectively and collaboratively to reduce lung cancer mortality. This year’s annual meeting is December 8-9, 2025, at the Grand Hyatt Atlanta in Buckhead, Atlanta, Georgia.

Dr. Downie’s poster session is scheduled for Monday, December 8, 2025, from 2:35-3:15 p.m. ET. The poster can be viewed on the bioAffinity website.

About CyPath® Lung

CyPath® Lung uses proprietary advanced flow cytometry and artificial intelligence (AI) to identify cell populations in patient sputum that indicate malignancy. Automated data analysis helps determine if cancer is present or if the patient is cancer-free. CyPath® Lung incorporates a fluorescent porphyrin that is preferentially taken up by cancer and cancer-related cells. Clinical study results demonstrated that CyPath® Lung had 92% sensitivity, 87% specificity and 88% accuracy in detecting lung cancer in patients at high risk for the disease who had small lung nodules less than 20 millimeters. Diagnosing and treating early-stage lung cancer can improve outcomes and increase patient survival. For more information, visit www.cypathlung.com.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and other diseases of the lung and broad-spectrum cancer treatments. The Company’s first product, CyPath® Lung, is a noninvasive test that has shown high sensitivity, specificity and accuracy for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Laboratory Services, a subsidiary of bioAffinity Technologies. For more information, visit www.bioaffinitytech.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict, that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the ability of CyPath® Lung to identify lung cancer and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. While the Company believes these forward-looking statements are reasonable, readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The information in this release is provided only as of the date of this release, and the Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contacts

bioAffinity Technologies

Julie Anne Overton

Director of Communications

jao@bioaffinitytech.com

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